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                                                                 Exhibit (m)(13)


                         AMENDMENT TO SERVICES AGREEMENT

     This Amendment is made as of April 1, 2003, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, One Group Dealer Services, Inc. ("Fund Affiliate"), and each registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of each of its series or classes of shares ("Fund(s)") which are parties to a Services Agreement between Schwab, made as of April 1, 2002, as amended thereafter ("Services Agreement"). This Amendment amends the Services Agreement. All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Services Agreement.

     WHEREAS, Fund Parties wish Schwab to continue to perform recordkeeping, shareholder communications, and other services on behalf of the Funds as set forth in the Services Agreement;

     WHEREAS, Schwab is willing to continue to perform such services for the Funds on the terms and conditions set forth in the Services Agreement as amended herein; and

     WHEREAS, the parties wish to amend Exhibit B to the Services Agreement to set forth a new and different Fee rate.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Exhibit B to the Services Agreement shall be deleted in its entirety and the Exhibit B attached hereto shall be inserted in lieu thereof.

     2. Schedule I to the Services Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof.

     3. Except as specifically set forth herein, all other provisions of the Services Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CHARLES SCHWAB & CO., INC.                 ONE GROUP MUTUAL FUNDS


By:  /s/ William M. Thomas                 By:     /s/ Robert L. Young
    ------------------------------------          ------------------------------
    William M. Thomas                      Name:   Robert L. Young
    Senior Vice President                         ------------------------------
    Asset Management Strategic Alliances   Title:  Vice President
                                                  ------------------------------
Date:  7/1/03                              Date:   5/19/03
      ----------------------------------          ------------------------------

ONE GROUP DEALER SERVICES, INC.


By:     /s/ Mark A. Beeson
       ---------------------------------
Name:   Mark A. Beeson
       ---------------------------------
Title:  President
       ---------------------------------
Date:   6/13/03
       ---------------------------------

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                                   SCHEDULE I
                            TO THE SERVICES AGREEMENT

Fund Company/Funds                                                Effective Date
------------------                                                --------------
One Group Mutual Funds
   One Group Bond Fund, Class I RPS                                   4/1/02
   One Group High Yield Bond Fund, Class I MIN                        4/1/02
   One Group Mid Cap Growth Fund, Class I MIN                         4/1/02
   One Group Mid Cap Value Fund, Class I                              4/1/02
   One Group Small Cap Value Fund, Class I                            4/1/02

MIN Indicates that Fund is subject to the minimum monthly Fee as set forth on Exhibit B.

RPS  Indicates that certain shares of Fund are Retirement Plan
     Shares.

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                                    EXHIBIT B
                               Calculation of Fee

     1.   The following terms shall have the meanings defined below:

          a. "Daily Value" shall mean the Net Asset Value ("NAV") reported by such Fund to Schwab through the NSCC's Mutual Fund Profile Service (the "Profile Service") or, if the NAV is not available through the Profile Service, through the National Association of Securities Dealers, Inc. Automated Quotation System or other mutually agreeable means.

          b. "Excluded Shares" shall mean (i) shares of a Fund held by MFMP investors prior to the effective date of this Agreement as to the Fund, (ii) shares of a Fund first held by MFMP investors after the termination of this Agreement as to the Fund (except for Pre-Termination Shares resulting from reinvested dividends or capital gains under Section 15(c) of this Agreement), and (iii) shares of a Fund that are governed solely by the Operating Agreement.

          c. "Qualifying Shares" shall mean all shares of a Fund held by MFMP investors, except for Excluded Shares.

          d. "Qualifying Shares Fee Rate" shall mean 40 basis points per annum with respect to all Funds, except the One Group Bond Fund, Class I. The Qualifying Shares Fee Rate with respect to the One Group Bond Fund, Class I shall mean 30 basis points per annum.

     2. a. The Fee shall be calculated each month by multiplying the average Daily Value of Qualifying Shares for the month multiplied by the Qualifying Shares Fee Rate. The minimum Fee for each Fund designated "MIN" on Schedule I shall be $2,000 per month, commencing with the first full month and ending with the last full month such Fund is effective under this Agreement. The Fee shall be billed monthly in arrears and paid in accordance with Section 5 below.

          b. Notwithstanding the foregoing, with respect to any Fund that is no longer available for purchase by MFMP investors on April 1, 2003, the Qualifying Shares Fee Rate shall be 35 basis points per annum (each a "Closed Fund"). In the event a Closed Fund reopens for purchases anytime after April 1, 2003, the Qualifying Shares Fee Rate, effective as of the date such Closed Fund reopens for purchases, shall be the Qualifying Shares Fee Rate as set forth in Section 1.d. above and shall be calculated as set forth in Section 2.a. above.

     3. For purposes of calculating the Fee pursuant to this Exhibit, no adjustments will be made to the NAV for any Fund to correct errors in the NAV reported for any day unless such error is corrected and the corrected NAV is reported to Schwab before 8:00 p.m. Eastern time on the first Business Day after the day to which the error relates.

     4. At the request of Fund Parties, Schwab shall provide, on each Business Day, a statement detailing the aggregate Daily Value of Qualifying Shares of each Fund and the estimated amount of the Fee for such day. As soon as practicable after the end of the month, Schwab shall also provide to Fund Parties an invoice for the amount of the Fee due for each Fund. In the calculation of such Fee, Schwab's records shall govern unless an error can be shown in the number of shares used in such calculation.

     5. The Fee is due and payable by Fund Parties upon receipt of the invoice setting forth the Fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under the Operating Agreement.

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